UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Lisata Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LISATA THERAPEUTICS, INC.
P.O. Box 173
Liberty Corner, New Jersey 07938

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

ANNOUNCEMENT OF ADJOURNMENT OF 2026 ANNUAL MEETING OF STOCKHOLDERS SOLELY WITH RESPECT TO PROPOSAL NO. 3

November 9, 2026

Dear Stockholders:

On November 9, 2026, Lisata Therapeutics, Inc. (the “Company”) convened its 2026 Annual Meeting of Stockholders (the “Annual Meeting”) virtually via live webcast. At the Annual Meeting, stockholders voted on Proposal Nos. 1, 2, 4, 5, 6, 7 and 8 described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2026 (the “Proxy Statement”). The results of the votes on those proposals will be reported in a Current Report on Form 8-K.

The Annual Meeting was adjourned solely with respect to Proposal No. 3 (the “Conversion Proposal”), and no vote was taken on the Conversion Proposal on November 9, 2026. The Conversion Proposal seeks stockholder approval of the issuance of shares of the Company’s common stock upon conversion of the Company’s Series C Preferred Stock, which will (a) represent more than 20% of the shares of common stock outstanding and (b) result in a change of control of the Company pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively. The Annual Meeting was adjourned with respect to the Conversion Proposal to allow additional time for the solicitation of proxies and for the approval of the Company’s Nasdaq initial listing application.

Date, Time and Place of the Reconvened Meeting

The Annual Meeting will be reconvened solely to consider and vote upon the Conversion Proposal on November 30, 2026, at 11:00 a.m. Eastern Time (the “Reconvened Meeting”). The Reconvened Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/LSTA2026. No other proposals will be considered at the Reconvened Meeting.

Record Date; Voting

The record date for the Reconvened Meeting remains the close of business on October 9, 2026. Only stockholders of record as of that date are entitled to vote at the Reconvened Meeting.

Proxies previously submitted with respect to the Conversion Proposal will be voted at the Reconvened Meeting as instructed, unless properly revoked. Stockholders who have already voted do not need to take any further action. Stockholders who have not yet voted, or who wish to change their vote, may do so prior to the Reconvened Meeting by internet, by telephone or by returning a proxy card, as described in the Proxy Statement. If your shares are held in “street name,” please follow the voting instructions provided by your bank, broker or other nominee.

The Board of Directors continues to unanimously recommend that stockholders vote “FOR” the Conversion Proposal.

If you have any questions or need assistance voting your shares, please contact the Company’s proxy solicitor, Alliance Advisors, at 1-844-202-6172 or LSTA@allianceadvisors.com.

Additional Information and Where to Find It

This supplement should be read in conjunction with the Proxy Statement, which contains important information regarding the Conversion Proposal. Except as described above, this supplement does not modify or update any of the information set forth in the Proxy Statement. Stockholders may obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC at www.sec.gov or at the Company’s investor relations website.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding stockholder approval of the Conversion Proposal,. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, its clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. The Company may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as supplemented by its Quarterly Reports on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the Company, nor its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

By Order of the Board of Directors,

/s/ David J. Mazzo
David J. Mazzo, Ph.D.
Chief Executive Officer

November 9, 2026